Exhibit 99.1

Investor Relations Contact: Jane M. Elliott

770 829-8234 Voice

investor.relations@globalpay.com

Media Relations Contact: Phyllis McNeill

770 829-8245 Voice

phyllis.mcneill@globalpay.com

Global Payments Acquires Remaining 49% Interest in U.K.

Merchant Services Joint Venture

ATLANTA , June 12, 2009 – Global Payments Inc. (NYSE: GPN), a leading provider of electronic transaction processing solutions, announced today that it has acquired the remaining 49% interest in its merchant services joint venture in the United Kingdom from HSBC Bank plc (“HSBC”).

In June 2008, Global Payments and HSBC formed a joint venture, HSBC Merchant Services, to provide payment processing services to merchants in the United Kingdom and Internet merchants globally. Under the terms of today’s agreement, Global Payments will pay HSBC a total of USD$307.7 million in cash to acquire the remaining 49% ownership interest in this joint venture. In addition, HSBC will extend the current ten-year exclusive marketing alliance agreement whereby the bank provides merchant referrals and bank sponsorship to Global Payments to June 2019.

Global Payments’ Chairman and Chief Executive Officer, Paul R. Garcia said, “We are very pleased to acquire the remaining interest in our joint venture. Our performance in the United Kingdom this year has provided a strong foundation for long-term growth, as we continue to provide a wide range of high-value payment solutions and world-class service to merchants. This transaction demonstrates the strength of our relationship with HSBC, as our partnership in the United Kingdom evolves from a joint venture to a marketing alliance. We look forward to continuing and extending our successful worldwide relationship with HSBC.”

Noel Quinn, HSBC’s UK Head of Commercial Banking, said, “We are focused on ensuring that our commercial banking relationships benefit from a combination of HSBC’s core service capabilities, including our international distribution, and from high quality support services. Global Payments is

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Global Payments Acquires Remaining U.K. JV Interest

June 12, 2009

a market leader in the provision of card processing services, whom we know well from working together in Asia and North America. Our UK customers will continue to benefit from their expertise.”

Global Payments used existing cash and lines of credit to complete the transaction and anticipates the deal to be accretive in fiscal 2010 and will provide additional financial details during its fiscal 2009 year-end earnings call, currently scheduled for July 23, 2009.

HSBC Bank plc is a wholly owned subsidiary of HSBC Holdings plc (LSE: HSBA), one of the largest financial institutions in the world, with assets of approximately $2.5 trillion and approximately 9,500 offices in 86 countries and territories, as of December 31, 2008.

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for consumers, merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Latin America, Europe, and the Asia-Pacific region. Global Payments offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. The company also provides consumer money transfer services from the United States and Europe to destinations in Latin America, Morocco, and the Philippines. For more information about the company and its services, visit www.globalpaymentsinc.com.

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This announcement may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including earnings estimates and management’s expectations regarding future events and developments, are forward looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: foreign currency exchange risks and their effect on the anticipated earnings from HSBC Merchant Services, the effect of economic conditions in the United Kingdom on the performance of HSBC Merchant Services, including declines in consumer spending by credit and debit card; and other risks detailed in the company’s SEC filings, including the most recently filed Form 10-Q or Form 10-K, as applicable. The company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.